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Exhibit 5.5

CONSENT OF GRANT THORNTON LLP

Consent of Independent Accountants

We consent to the incorporation by reference in this Registration Statement our Auditors' Report dated September 10, 2005 relating to the consolidated balance sheet of Gammon Lake Resources Inc. as at July 31, 2005 and 2004 and the consolidated statements of operations and deficit and cash flows for the years then ended before the effects of the adjustments for the corrections of the error described in Note 16(a) to the December 31, 2005 amended consolidated financial statements.

We were not engaged to audit, review, or apply any procedures to the adjustments for the correction of the error described in Note 16(a) to the December 31, 2005 amended consolidated financial statements, and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by KPMG LLP.

Halifax, Canada April 9, 2007	/s/ Grant Thornton LLP Chartered Accountants

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CONSENT OF GRANT THORNTON LLP